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                                                                     Exhibit 2.1

                               PLAN OF LIQUIDATION
                                       OF
                        USP REAL ESTATE INVESTMENT TRUST

1. Upon approval of the liquidation and termination of the Trust by the shareholders of the Trust, the Trust shall cease to carry on business except to the extent necessary for the beneficial winding up of the business and affairs of the Trust and the liquidation of the Trust's assets.

2. The officers of the Trust shall be authorized to sell or otherwise liquidate any or all of the properties of the Trust which, in their judgment, should be sold or liquidated in order to facilitate the liquidation of the Trust, and such officers shall make payment of, or provide for the payment or settlement of, all debts and obligations of the Trust.

3. The officers of the Trust or their designees are authorized, directed and empowered to distribute to the shareholders, in proportion to their respective shareholdings, the assets of the Trust, in whatever form they may then be, not needed for the payment of the liabilities of the Trust, in whatever form they may be, as liquidating distributions of the Trust, such distributions to be made on or before December 31, 2000.

4. Upon termination of the Trust and distribution to the Shareholders as herein provided, a majority of the Trustees shall execute and lodge among the records of the Trust an instrument in writing setting forth the fact of such termination, which instrument shall also be recorded in the Office of the Recorder of Linn County, Iowa. A copy of such instrument shall also be sent to each Shareholder and each State Administrator.

         5. This Plan of Liquidation shall be a plan of complete liquidation within the meaning of Section 331 of the Code, and this Plan shall be deemed to authorize, empower and direct the officers of the Trust to file the appropriate forms with the Internal Revenue Service, file final tax returns for the Trust, and do all such other things as, in their opinion, may be necessary to conform with the provisions of Section 331 of the Code or advisable to carry out the purposes of this Plan